UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006 (May 3, 2006)

The Nasdaq Stock Market, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-32651

Delaware	52-1165937
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Liberty Plaza

New York, New York 10006

(Address of principal executive offices, including zip code)

(212) 401-8700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01. Entry into a Material Definitive Agreement

On May 3, 2006, Nightingale Acquisition Limited, a private limited company formed under the laws of England and Wales and a wholly-owned subsidiary of The Nasdaq Stock Market, Inc., agreed to purchase 9,790,280 shares, or 3.8% of the issued share capital, of the London Stock Exchange plc, at a price of GBP 12.18 per share, from Wellington Management Company, LLP or its affiliates. The total consideration represents approximately GBP 119.2 million, or $220.7 million, based on an exchange rate of 1.85 U.S. Dollars per British Pound as of May 4, 2006. Nasdaq paid for the shares with cash on hand.

Wellington Management beneficially owns approximately 15.5 million shares, or 13.9% of the issued common stock, of Nasdaq. The share purchase was made in an ordinary market transaction with the terms determined through arms-length negotiation between the parties.

This share purchase brings Nasdaq’s holding in the LSE to 47,890,280 shares, or 18.7% of the issued share capital, of the LSE.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

Date: May 09, 2006	By:	/s/ Edward S. Knight
Edward S. Knight, Executive Vice President
and General Counsel